EXHIBIT (a)(5)(ii)

NEWS RELEASE

FOR IMMEDIATE RELEASE

Cogna Educação S.A. Announces Extension of the Offer to Purchase

All Outstanding Class A Common Shares of Vasta Platform Limited

BELO HORIZONTE, OCTOBER 15, 2025— COGNA EDUCAÇÃO S.A. (B3: COGN3), a company organized under the laws of the Federative Republic of Brazil (“Cogna”), today announced that it has extended the expiration date of its previously announced all cash tender offer (the “Offer”) pursuant to an offer to purchase dated September 17, 2025 and subsequently amended on September 24, 2025 (as further amended, modified or supplemented from time to time, the “Offer to Purchase”) any and all of the outstanding Class A common shares, par value U.S.$0.00005 per share (the “Class A common shares” and collectively the “Securities”), traded on the Nasdaq Global Select Market (“NASDAQ”), of Vasta Platform Limited, a Cayman Islands exempted company with limited liability (“Vasta”), other than any Class A common shares held, directly or indirectly, by Cogna, at a price equal to U.S.$5.00 per Class A common share.

The Offer, which was previously scheduled to expire 5:00 p.m. New York City time on October 15, 2025, has been extended until 5:00 p.m., New York City time, on October 28, 2025, unless the Offer is further extended or earlier terminated.

Vasta shareholders who have previously tendered their shares do not need to re-tender their shares or take any other action in response to the extension of the Offer.

Equiniti Trust Company, LLC, the tender agent for the Offer, has advised Cogna that as of 5:00 p.m., New York City time, on October 15, 2025, 15,298,238 Shares had been validly tendered into the Offer and not validly withdrawn, representing approximately 96.0% of the outstanding Shares.

The Offer is made in accordance with the terms and subject to the conditions described in the Offer to Purchase, the related letter of transmittal and other related materials, as each may be amended or supplemented from time to time, filed as part of the Offer statement on Schedule TO that Cogna initially filed on September 17, 2025 and subsequently amended on September 24, 2025 with the United States Securities and Exchange Commission (the “SEC”) (collectively, the “Tender Offer Documents”). Consummation of the Offer continues to be subject to satisfaction or waiver of all of the conditions referred to in Section 11 — "Conditions of the Offer" of the Offer to Purchase.

The information agent for the Offer is D.F. King & Co., Inc. The tender agent for the Offer is Equiniti Trust Company, LLC. The dealer manager for the Offer is Itau BBA USA Securities, Inc.

For questions regarding the terms of the Offer, you may call D.F. King & Co., Inc., the information agent for the Offer, toll-free at (800) 659-5550 (in North America) or (212) 269-5550 (outside North America) or email to vasta@dfking.com, or Itau BBA USA Securities, Inc., the dealer manager for the Offer, at +55 (11) 97530-3709; Attention: Fernando Niemeyer, or +55 (11) 96587-0063; Attention: Felipe Condado Barbosa. For questions regarding how to tender your Securities, you may call D.F. King & Co., Inc., toll-free at (800) 659-5550 (in North America) or (212) 269-5550 (outside North America) or email to vasta@dfking.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This announcement contains forward-looking statements within the meaning of the US Private Securities Litigation Reform Act of 1995. Forward looking statements may be identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will” or words of similar meaning and include, but are not limited to, statements about the expected future business and financial performance of Cogna and Vasta resulting from and following the implementation of the transaction described herein. These statements are based on management’s current expectations and are inherently subject to risks, uncertainties and changes in circumstance, including the satisfaction of closing conditions for the transaction, including regulatory approval, and the possibility that the transaction will not be completed. None of Cogna or Vasta undertake any obligations to update the forward-looking statements to reflect actual results, or any change in events, conditions, assumptions or other factors.

ADDITIONAL INFORMATION REGARDING THE OFFER AND WHERE TO FIND THEM

This press release is for informational purposes only. This press release is not a recommendation to buy or sell Class A common shares or any other securities of Vasta, and it is neither an offer to purchase nor a solicitation of an offer to sell Class A common shares or any other securities of Vasta. Cogna has filed the tender offer statement on Schedule TO, including the Offer to Purchase, the related letter of transmittal and other related materials, with the SEC on September 17, and subsequently amended it on September 24, 2025. Shareholders should read carefully these materials (including the Offer to Purchase, the related letter of transmittal and other related materials) because they contain important information, including the various terms of, and conditions to, the Offer.

Shareholders will be able to obtain a free copy of the tender offer statement on Schedule TO, the Offer to Purchase, the related letter of transmittal and other related materials that Cogna has filed with the SEC at the SEC’s website at www.sec.gov. In addition, free copies of these documents may be obtained by contacting D.F. King & Co., Inc., the information agent for the Offer, toll-free at (800) 659-5550 (in North America) or (212) 269-5550 (outside North America) or email to vasta@dfking.com.

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